Exhibit 16.1

DAVIS ACCOUNTING GROUP, P.C.

A Certified Public Accounting Firm

1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720

(435) 865-2808  •  FAX (435) 865-2821

_____________________________________________________________________

Securities and Exchange Commission

450 – Fifth Street N.W.

Washington, D.C. 20549

Gentlemen:

Davis Accounting Group P.C. is the former independent registered accountant of China VoIP & Digital Telecom Inc. (the “Company” and formerly Crawford Lake Mining Inc.).  We have read the Company’s Current Report on Form 8-K/A dated August 7, 2007, and are in agreement with the contents of Item 4.01, paragraphs one through four.  For the remainder of the Current Report on Form 8-K/A, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,

August 7, 2007.